Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires Mondrian Los Angeles
     Bethesda, MD, May 3, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired Mondrian Los Angeles for $137.0 million. The 237-room, luxurious, full-service, boutique-style hotel is located in West Hollywood, California, along the famed Sunset Strip. The property will continue to be managed by Morgans Hotel Group (“Morgans”).
     “We are very excited about the acquisition of one of the most recognizable hotels in West Hollywood,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is positioned along Sunset Boulevard in what is arguably one of the best hotel markets in the United States. The hotel is an iconic destination within West Hollywood and benefits from a strong mix of leisure and corporate transient demand, with further upside expected from the extensive renovation that was completed in 2008. Mondrian Los Angeles is an excellent addition to our growing portfolio and it’s forecasted to provide attractive risk-adjusted returns going forward.”
     Mondrian Los Angeles is located in the West Hollywood area of Los Angeles, California, along the legendary Sunset Strip. West Hollywood is a 1.9 square-mile city that is bounded by Beverly Hills, Hollywood, Los Angeles and the Santa Monica Mountains, and is home to exceptional shopping, dining and entertainment. The Sunset Strip, a mile-and-a-half stretch of Sunset Boulevard, runs from the eastern border of West Hollywood and Hollywood to the western border of West Hollywood and Beverly Hills. Famous for its wall-to-wall advertising and generally known as “The Strip,” this portion of Sunset Boulevard houses a premier collection of restaurants, boutique shops, nightclubs and bars that are famously visited by movie stars, rock stars and other high-profile entertainers.
     The Beverly Hills/West Hollywood market has experienced extremely constrained supply growth over the past 20 years and has historically been subject to strong market recoveries, exhibiting a double-digit compounded annual rooms revenue per available room (“RevPAR”) growth rate during the last recovery cycle. Moreover, the greater Los Angeles area is one of the most-visited metropolitan markets in the United States, welcoming over 25 million visitors per year to the wide array of shopping outlets, entertainment industry activities, sporting and music events, museums, nightlife, dining establishments and theme parks the area has to offer.
     Originally constructed in 1959 as an apartment building and later converted to a hotel in 1996 by Morgans, Mondrian Los Angeles is the original boutique-style Mondrian hotel and is located along the Sunset Strip at the base of the Hollywood Hills. The hotel features 237 luxurious guest rooms that offer stunning views of Los Angeles, the Hollywood Hills and Sunset Boulevard, along with over 1,200 square feet of meeting space. During the third quarter in 2008, the hotel completed a comprehensive $39.0 million ($165,000 per room) renovation that featured designs by the renowned Benjamin Noriega-Ortiz and included a total redesign of the guest rooms, bathrooms and public spaces. The hotel boasts three food and beverage outlets, Asia de Cuba, ADCB and SkyBar. Asia de Cuba is a three-meal-a-day restaurant that features an innovative Asian-Latin fusion menu with indoor and outdoor seating, while ADCB is the lobby bar that offers sushi, sake and nightly specialty drinks. SkyBar is one of the premiere Los Angeles nightlife destinations, with an open air, ivy-covered pavilion and some of the best views of Los Angeles. The hotel also offers the agua Spa, which is a full-service salon that features a wide variety of upscale massage, skin care and body treatments, a 24-hour fitness center that includes state-of-the-art fitness equipment, a full-service business center and on-site valet parking.

     In 2010, Mondrian Los Angeles operated at 71% occupancy, with an average daily rate of $257. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $9.0 to $9.7 million and net operating income after capital reserves of approximately $7.7 to $8.4 million.
     The hotel will continue to be managed by Morgans Hotel Group, which has managed the hotel since 1996.
     “We’re thrilled to be working with the Morgans Hotel Group at Mondrian Los Angeles and to further expand our operator relationships,” continued Mr. Bortz. “They have been a pioneer with their boutique hotels and together we’re confident we can provide market-leading performance at Mondrian Los Angeles.”
     Michael Gross, CEO of Morgans Hotel Group said, “Morgans is pleased to be partnering with Pebblebrook Hotel Trust at Mondrian Los Angeles. Pebblebrook understands the unique and exciting experience that our guests expect from a Mondrian and we look forward to working together to further enhance that experience at this iconic property and flagship of the Mondrian brand.”
     The Company expects to incur approximately $0.4 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     Mondrian Los Angeles marks the twelfth acquisition for the Company, comprising $1.0 billion of invested capital since completing its initial public offering in December 2009.
     The Company has previously announced signed agreements to purchase two other hotels:
-	$89.5 million for the W Boston in the Boston, Massachusetts

-	$37.0 million for a hotel in the Miami-Ft. Lauderdale, Florida region
     Closings for these hotels are subject to customary closing requirements and conditions, and in the case of the Boston-region hotel, bankruptcy court approval. Accordingly, the Company can give no assurance that the transactions will be consummated on the terms initially disclosed or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 12 hotels, totaling 3,428 guest rooms, in six states and the District of Columbia, including 11 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; and West Hollywood, California. For more information, please visit www.pebblebrookhotels.com.
Click here to visit the Mondrian Los Angeles website
About Morgans Hotel Group
     Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry‘s boutique sector. Morgans Hotel Group operates and/or owns, or has ownership interests in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group

also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of Morgans existing brands. For more information please visit www.morganshotelgroup.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov ..
     All information in this release is as of May 3, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Mondrian Los Angeles
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low	High

Hotel net income	$5.4 to	$6.1

Adjustment:
Depreciation and amortization (1)	3.6	3.6

Hotel EBITDA	$9.0	$9.7

Adjustment:
Capital reserve	(1.3)	(1.3)

Hotel Net Operating Income	$7.7	$8.4

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(in thousands)
(Unaudited)
Historical Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010

Pro forma Occupancy	69.8%	80.0%	80.6%	70.5%	75.2%
Pro forma ADR	$165.26	$174.13	$177.58	$176.26	$173.54
Pro forma RevPAR	$113.79	$137.89	$141.95	$122.90	$129.19

Pro forma Hotel Revenues	$56,660	$67,752	$68,632	$63,531	$256,575
Pro forma Hotel EBITDA	$10,296	$17,992	$17,620	$13,616	$59,524

First Quarter
2011

Pro forma Occupancy	68.8%
Pro forma ADR	$180.31
Pro forma RevPAR	$122.61

Pro forma Hotel Revenues	$60,834
Pro forma Hotel EBITDA	$11,855
     These historical hotel operating results include results from the hotels the Company owned as of May 3, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Hotel Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia, Argonaut Hotel, The Westin Gaslamp Quarter, Hotel Monaco Seattle and Mondrian Los Angeles. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.